WORLD MONITOR TRUST III SERIES J CLASS 1

Unaudited Account Statement

For the Month Ending January 31, 2008

Dear Interest Holder:

Enclosed is the report for the period of January 31, 2008 for World Monitor Trust III Series J Class 1. The net asset value of an interest as of January 31, 2008 was $108.82, an increase of +3.24% from the December 31, 2007 value of $105.40. The calendar year-to-date return for World Monitor Trust III Series J Class 1 was an increase of +3.24% as of January 31, 2008.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$2,127,306.41
Change in Unrealized Gain/(Loss)	$877,060.19
Gain/(Loss) on Other Investments	$60,977.33
Brokerage Commission	($16,868.21)

Total Trading Income	$3,048,475.72
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$10,303.86
Management Fees	$31,054.95
Advisory Fees	$142,745.15
Offering Fees	$0.00
Incentive Fees	$335,302.60
Other Expenses	$233,972.72

Total Expenses	$753,379.28
Interest Income	$119,237.08
Net Income(Loss) from the Period	$2,414,333.52

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$74,531,881.65	$105.40
Addition	$1,443,740.00
Withdrawal	($473,401.71)
Net Income/(Loss)	$2,414,333.52

Month End	$77,916,553.46	$108.82
Monthly Rate of Return	3.24%
Year to Date Rate of Return	3.24%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President
Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 1

WORLD MONITOR TRUST III SERIES J CLASS 2

Unaudited Account Statement

For the Month Ending January 31, 2008

Dear Interest Holder:

Enclosed is the report for the period of January 31, 2008 for World Monitor Trust III Series J Class 2. The net asset value of an interest as of January 31, 2008 was $109.36, an increase of +3.41% from the December 31, 2007 value of $105.76. The calendar year-to-date return for World Monitor Trust III Series J Class 2 was an increase of +3.41% as of January 31, 2008.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$194,749.82
Change in Unrealized Gain/(Loss)	$80,292.77
Gain/(Loss) on Other Investments	$5,582.33
Brokerage Commission	($1,544.24)

Total Trading Income	$279,080.68
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$943.30
Management Fees	$2,843.01
Advisory Fees	$13,067.98
Offering Fees	$0.00
Incentive Fees	$30,696.15
Other Expenses	$10,047.61

Total Expenses	$57,598.05
Interest Income	$10,915.87
Net Income(Loss) from the Period	$232,398.50

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$6,823,216.03	$105.76
Addition	$587,049.20
Withdrawal	($34,579.24)
Net Income/(Loss)	$232,398.50

Month End	$7,608,084.49	$109.36
Monthly Rate of Return	3.41%
Year to Date Rate of Return	3.41%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President
Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 2